Exhibit 99.1

                                                            Investor Inquiries:
                                                            Robert K. Gudbranson
                                                            (440) 329-6001

NEWS RELEASE


INVACARE CORPORATION REPORTS RECORD THIRD QUARTER EARNINGS WHICH INCREASED 13%

ELYRIA, Ohio - (October 21, 2004) - Invacare Corporation (NYSE: IVC) today reported record financial results for the third quarter and nine months of the year ended September 30, 2004.

CONSOLIDATED RESULTS
Net earnings for the quarter grew 13% to $22.5 million versus $20.0 million last year, and earnings per share for the quarter increased to $0.70 versus $0.63 last year. Net sales for the quarter increased 7% to $349.5 million versus $327.4 million last year. Foreign currency accounted for three percentage points of the net sales increase, while acquisitions contributed an additional five percentage points for the quarter. Results for the quarter benefited from higher net sales, a higher gross margin and a reduced effective tax rate.

Gross margin as a percentage of net sales for the third quarter improved to 30.4%, an increase of 0.3 percentage points compared to last year's third quarter. The Company is encouraged that it has been able to more than offset competitive price pressures and rising raw material costs with further cost reductions coupled with margin improvements from a shift in sales mix to higher margin product. SG&A expense as a percentage of net sales decreased by 0.1 percentage points compared to last year's third quarter. SG&A expense increased 6% over last year's third quarter principally due to acquisitions and foreign currency translation.

Earnings per share for nine months of this year increased to $1.70 versus $1.51 last year. Net earnings grew 15% to $54.8 million versus $47.7 million last year. Net sales for nine months of the year increased 12% to $1,010.1 million versus $904.2 million last year. Foreign currency accounted for four percentage points of the net sales increase, while acquisitions contributed an additional seven percentage points for nine months. Results for nine months benefited from higher net sales, a higher gross margin and a reduced effective tax rate, partially offset by higher SG&A expense.

A. Malachi Mixon, III, chairman and chief executive officer, stated, "Although the sales growth for the third quarter was below our expectations, Invacare achieved its previous earnings guidance ($0.68 to $0.72) and generated strong free cash flow* of $20.7 million. Net sales excluding acquisitions and foreign currency declined 1% for the quarter primarily due to significantly restrictive Medicare reimbursement policies, which are awaiting further clarification, on consumer power wheelchairs. If we exclude net sales related to consumer power wheelchairs, acquisitions and foreign currency from the third quarter sales performance**, Invacare sales grew 4% from the third quarter last year."

Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment.

NORTH AMERICA
For the quarter, North American net sales increased 8% to $251.5 million versus $232.8 million last year. Acquisitions accounted for seven percentage points of the net sales increase. Excluding sales related to consumer power wheelchairs, acquisitions and foreign currency from the third quarter sales performance**, North American net sales increased 8%.

Respiratory products sales increased 56%, largely due to continued strong performance in the HomeFill(TM) oxygen system product line. Standard products sales decreased by 7% in the third quarter, primarily due to pricing adjustments. Sales of rehab products decreased 23%, excluding the impact of acquisitions. The difficulty and uncertainty related to customers obtaining Medicare reimbursement from the Center for Medicare Services (CMS) for consumer power wheelchairs caused this decrease in rehab products sales. The consumer power wheelchairs sales were down 45% or $15 million compared to third quarter last year.

Invacare Supply Group sales increased 24%, with acquisitions accounting for 15 percentage points of the sales increase. The Invacare Continuing Care Group
(ICCG) sales increased by 66%, led by strong performance of the Carroll Healthcare product line. Excluding acquisitions, ICCG sales grew 19% largely due to cross selling of Carroll products by the ICCG sales force, indicating another benefit of the acquisition.

For the quarter, earnings before income taxes increased to $28.0 million versus $21.1 million last year largely due to acquisitions, the strong sales performance in respiratory products and continued cost reductions, partially offset by increased SG&A expense. The improved earnings performance was achieved despite a $0.9 million impact related to increased manufacturing costs in Florida associated with the hurricanes and to increased raw materials costs across all plants.

For nine months, North American net sales increased 14% to $737.8 million versus $646.2 million last year. Foreign currency accounted for one percentage point of the net sales increase, while acquisitions contributed an additional nine percentage points.

EUROPE
For the quarter, European net sales increased 8% to $79.9 million versus $73.8 million last year. Adjusting for foreign currency, European net sales were flat for the quarter. For the quarter, earnings before income taxes decreased to $5.0 million versus $6.4 million last year primarily due to pricing pressures, a shift in sales mix to lower margin product and additional costs related to the new product introductions.

For nine months, European net sales increased 10% to $224.6 million versus $205.0 million last year. Adjusting for foreign currency, European net sales decreased 1% for nine months. Adjusting for foreign currency and acquisitions, European net sales decreased 3% for nine months.

AUSTRALASIA
For the quarter, Australasian net sales decreased 12% to $18.2 million versus $20.7 million last year. Adjusting for foreign currency, Australasian net sales decreased 20% for the quarter. The sales decline was due in part to lower sales of microprocessor controllers, primarily resulting from the global slowdown in the production of power wheelchairs principally due to Medicare reimbursement challenges. For the quarter, earnings before income taxes decreased to $0.9 million versus $2.7 million last year primarily due to declining volumes.

For nine months, Australasian net sales decreased 10% to $47.7 million versus $52.9 million last year. Adjusting for foreign currency, Australasian net sales decreased 21% for nine months.

FINANCIAL CONDITION
Total debt outstanding increased to $443.4 million at the end of the quarter, due to the previously announced acquisition of WP Domus GmbH (Domus), bringing debt-to-total-capitalization up to 39.7% versus 27.6% at the end of last year. Days sales outstanding were 65 days, compared with 64 days at the end of last year and at the end of the third quarter last year. Inventory turns were 5.5, down from 5.9 at the end of last year and 6.2 at the end of the third quarter last year, largely due to lower than anticipated sales.

OUTLOOK
The Company achieved earnings growth in the third quarter in the range of its previous guidance primarily due to the benefits from ongoing cost reduction programs, accretive acquisitions, increased volumes in certain segments in North America and an improved tax rate. Although the Company is expected to achieve some benefit from the acquisition of Domus in the fourth quarter of this year, there are a number of items that will negatively impact performance. CMS has started to address some of the reimbursement issues, which have led to the uncertainty on coverage of power wheelchairs for seniors and people with disabilities. However, the changes will take time to be implemented and will not likely benefit the fourth quarter. Additionally, further increasing raw material costs will reduce some of the benefits of the cost reduction projects already implemented.

As a result of these factors, the Company believes it will achieve earnings per share of between $0.75 and $0.80 for the fourth quarter and earnings per share of between $2.45 and $2.50 for the year. Previously, earnings guidance for the year was between $2.48 and $2.55. Due to the slightly lower earnings performance, the Company anticipates that its free cash flow* for 2004 will be between $70 million and $75 million. For the fourth quarter, net sales are expected to increase between 13% and 15%. Excluding foreign currency and acquisitions, the sales increase is expected to be between 3% and 5%.

Commenting on the Company's anticipated results, Mixon said, "Invacare continues to generate strong earnings improvements in North America despite the pressures of competition from imports and of reimbursement uncertainty. In order to address the import competition, the Company opened its second wholly-owned manufacturing facility in China during the third quarter. We should see cost improvements resulting from these two plants in 2005."

Mixon continued, "With the ongoing focus on the 50 new product introductions planned for 2004 and the continuing cost reduction programs, including manufacturing in China, we believe that the annual earnings growth of between 9% and 11% for the 2004 year is achievable. During 2005, we expect earnings per share of between $3.00 to $3.15, driven by a recovery in consumer power wheelchair sales, continued cost reductions, and increased benefits from the Domus acquisition."

--------------------------------------------------------------------------------
* Free cash flow is a non-GAAP financial measure, which is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheets in this press release.

**Net sales excluding consumer power wheelchairs, acquisitions and foreign currency is a non-GAAP financial measure, which is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheets in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 5,700 associates and markets its products in 80 countries around the world. For more information about the company and our products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, the success of the Company's ongoing efforts to reduce costs, increasing raw material costs, the consolidations of health care customers and competitors, government reimbursement issues (including those that affect the sales of and margins on product, along with the viability of customers), the ability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs, the effect of offering customers competitive financing terms, Invacare's ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions (including the recent Domus acquisition), the timely completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time (including the previously-disclosed litigation with Respironics), the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions (including the impact that acts of terrorism may have on such growth conditions), foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.

                                       INVACARE CORPORATION AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

                                                                       Three Months Ended           Nine Months Ended
                                                                          September 30,                September 30,
(In thousands, except per share data)                                   2004          2003           2004         2003
----------------------------------------------------------------------------------------------------------------------
Net sales                                                           $349,507       $327,366     $1,010,138    $904,153
Cost of products sold                                                243,431        228,914        708,559     637,416
                                                                     -------        -------        -------     -------
     Gross profit                                                    106,076         98,452        301,579     266,737
Selling, general and administrative expense                           71,230         66,983        216,214     191,092
Interest expense - net                                                 2,232          1,657          5,012       4,544
                                                                     -------        -------        -------     -------
     Earnings before income taxes                                     32,614         29,812         80,353      71,101
Income taxes                                                          10,085          9,805         25,600      23,390
                                                                     -------        -------        -------     -------
Net earnings                                                         $22,529        $20,007        $54,753     $47,711
                                                                     =======        =======        =======     =======

Net earnings per share - basic                                         $0.72          $0.65          $1.76       $1.55
                                                                       =====          =====                      =====

Weighted average shares outstanding - basic                           31,122         30,845         31,120      30,825
                                                                      ======         ======         ======      ======

Net earnings per share - assuming dilution                             $0.70          $0.63          $1.70       $1.51
                                                                       =====          =====          =====       =====

Weighted average shares outstanding - assuming dilution               32,283         31,752         32,272      31,602
                                                                      ======         ======         ======      ======


Business Segments - The Company operates in three primary business segments based on geographical area: North America, Europe and Australasia. The three reportable segments represent operating groups which offer products to different geographic regions. Intersegment revenue for reportable segments was $20,312,000 and $60,691,000 for the three and nine months ended September 30, 2004 and $20,722,000 and $55,314,000 for the same periods a year ago.

The information by segment is as follows:
                                                                        Three Months Ended          Nine Months Ended
                                                                           September 30,                September 30,
(In thousands)                                                          2004          2003          2004           2003
----------------------------------------------------------------------------------------------------------------------
Revenues from external customers
     North America                                                  $251,457      $232,829       $737,780     $646,202
     Europe                                                           79,889        73,839        224,633      205,020
     Australasia                                                      18,161        20,698         47,725       52,931
                                                                    --------      --------       --------     --------
     Consolidated                                                   $349,507      $327,366     $1,010,138     $904,153
                                                                    ========      ========       ========     ========

Earnings (loss) before income taxes
     North America                                                  $ 27,990      $ 21,056       $ 73,753     $ 54,520
     Europe                                                            4,984         6,399          9,427       13,014
     Australasia                                                         874         2,695          1,551        5,973
     All Other                                                        (1,234)         (338)        (4,378)      (2,406)
                                                                     --------      --------      --------     --------
     Consolidated                                                    $32,614       $29,812       $ 80,353     $ 71,101
                                                                    ========      ========       ========     ========

All Other consists of the domestic export unit, unallocated corporate selling, general and administrative expense, the Invacare captive insurance unit and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.

                                        INVACARE CORPORATION AND SUBSIDIARIES
                                        CONDENSED CONSOLIDATED BALANCE SHEETS

                                                         September 30, 2004  December 31, 2003  September 30, 2003
(In thousands)                                                  (unaudited)                            (unaudited)
------------------------------------------------------------------------------------------------------------------
Current Assets
Cash, cash equivalents and marketable securities                     $3,030            $16,288            $ 3,980
Trade receivables - net                                             262,193            255,534            244,385
Installment receivables - net                                        13,390              7,755             10,038
Inventories - net                                                   145,804            130,979            129,593
Deferred income taxes and other current assets                       53,690             64,166             56,982
                                                                     ------             ------             ------
     Total current assets                                           478,107            474,722            444,978

Other Assets                                                         76,970             67,941             68,794
Investment in Domus*                                                229,349                  -                  -
Plant and equipment - net                                           161,502            150,051            138,630
Goodwill - net**                                                    501,197            415,499            392,902
                                                                    -------            -------            -------
     Total assets                                                $1,447,125         $1,108,213         $1,045,304
                                                                 ==========         ==========         ==========

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                                                   $123,817           $110,178           $105,498
Accrued expenses**                                                  143,058             97,148             87,755
Accrued income taxes                                                 21,692             19,107             19,365
Current maturities                                                    1,252              2,171              3,705
                                                                      -----              -----              -----
     Total current liabilities                                      289,819            228,604            216,323

Long-term debt                                                      442,143            232,038            249,012
Other long-term obligations                                          41,767             34,383             28,528

Shareholders' equity                                                673,396            613,188            551,441
                                                                    -------            -------            -------
     Total liabilities and shareholders' equity                  $1,447,125         $1,108,213         $1,045,304
                                                                 ==========         ==========         ==========

* The acquisition of WP Domus GmbH was completed on September 9, 2004 by the European segment of the Company, which reports its financial results on a one-month lag for financial reporting. In order to fairly present the impact of this acquisition as of September 30, 2004, the Company has presented the investment in Domus equal to the purchase price as well as the corresponding long-term debt. The investment will be re-allocated in the fourth quarter of 2004 when the company allocates the purchase price and consolidates the net assets of WP Domus GmbH.

** Includes estimated contingent consideration amount of $59,000,000 pursuant to the Carroll Healthcare, Inc. purchase agreement. Actual consideration payment is expected to be finalized and paid out in the fourth quarter of 2004.

                                INVACARE CORPORATION AND SUBSIDIARIES
                               RECONCILIATION FROM NET CASH PROVIDED BY
                           OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)


                                                        Three Months Ended           Nine Months Ended
                                                            September 30,                September 30,
    (In thousands)                                      2004           2003          2004         2003
    --------------------------------------------------------------------------------------------------
    Net cash provided by operating activities        $31,248        $27,712       $77,037      $72,988
    Less:
    Purchases of property and equipment              (10,591)        (7,288)      (28,924)     (17,172)
                                                     -------        -------       -------      -------
    Free Cash Flow                                   $20,657        $20,424       $48,113      $55,816
                                                     =======        =======       =======      =======

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, less purchases of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including acquisitions, etc.) after purchases of property and equipment.

                               INVACARE CORPORATION AND SUBSIDIARIES
                        RECONCILIATION FROM NET SALES TO SALES EXCLUDING CONSUMER
                      POWER WHEELCHAIRS, ACQUISITIONS AND FOREIGN CURRENCY (UNAUDITED)


                                                        Three Months Ended              Nine Months Ended
                                                           September 30,                  September 30,
    (In thousands)                                      2004           2003            2004            2003
    -------------------------------------------------------------------------------------------------------
    Net Sales                                        $349,507      $327,366      $1,010,138        $904,153
    Less:
    Consumer power
    wheelchair sales                                  (18,878)      (34,230)        (62,022)        (79,621)
    Acquisition sales                                 (17,050)            -         (63,655)              -
    Foreign currency impact                            (8,528)            -         (32,382)              -
                                                     --------      --------        --------        --------
    Adjusted Sales                                   $305,051      $293,136        $852,079        $824,532
                                                     ========      ========        ========        ========

    Net sales increase adjusted for
    Consumer power wheelchairs,
    acquisitions and foreign currency                      4%                          3%

Adjusted Net sales excluding consumer power wheelchairs, acquisitions and foreign currency is a non-GAAP financial measure.


                                          NORTH AMERICA SEGMENT
                          RECONCILIATION FROM NET SALES TO SALES EXCLUDING CONSUMER
                      POWER WHEELCHAIRS, ACQUISITIONS AND FOREIGN CURRENCY (UNAUDITED)


                                                          Three Months Ended           Nine Months Ended
                                                            September 30,                 September 30,
    (In thousands)                                       2004           2003          2004            2003
    ------------------------------------------------------------------------------------------------------
    Net Sales                                        $251,457       $232,829      $737,780        $646,202
    Less:
    Consumer power
    wheelchair sales                                  (18,878)       (34,230)      (62,022)        (79,621)
    Acquisition sales                                 (17,050)             -       (60,078)              -
    Foreign currency impact                            (1,136)             -        (4,185)              -
                                                     --------        -------       -------         -------
    Adjusted Sales                                   $214,393       $198,599      $611,495        $566,581
                                                     ========       ========      ========        ========


    Net sales increase adjusted for
    Consumer power wheelchairs,
    acquisitions and foreign currency                       8%                          8%

Adjusted Net sales excluding consumer power wheelchairs, acquisitions and foreign currency is a non-GAAP financial measure.